Exhibit 99.3

PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	950 Third Avenue, 5th Floor		Chief Financial Officer
	New York, NY 10022		1-646-429-1818
ddoft@mdc-partners.com

MDC PARTNERS ANNOUNCES $0.11 PER SHARE CASH DIVIDEND

NEW YORK, NEW YORK (July 29, 2010) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced that its Board of Directors has declared a cash dividend of $0.11 per share on all of its outstanding Class A shares and Class B shares. The dividend will be payable on August 27, 2010 to shareholders of record at the close of business on August 13, 2010.

“As we previously stated in the first quarter of 2010, we are dedicated to rewarding all of our shareholders for their loyalty and commitment,” said Miles S. Nadal, Chairman and Chief Executive Officer of MDC Partners.  “The payment of cash dividends remains an important part of our ongoing strategy to maximize shareholder value.  The new dividend of $0.11 per share represents a 10% increase above MDC Partners’ last dividend payment and is representative of the significant increase in free cash flow that MDC has achieved to date.  As free cash flow continues to increase over time, we expect dividend payments to continue to increase as well.”

About MDC Partners Inc.
MDC Partners is a progressive Marketing and Communications Network, championing the most innovative entrepreneurial talent. MDC Partners provides strategic solutions and services to multinational clients in North America, Europe and Latin America. Our philosophy emphasizes the utilization of Strategy and Creativity to drive growth and measurable impact. “MDC Partners is The Place Where Great Talent Lives.” MDC Partners’ Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.  Such risk factors include, among other things, the Company’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and the Company’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2009 and subsequent SEC filings.